Exhibit 3.127

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:04 PM 09/18/2013
FILED 06:59 PM 09/18/2013
SRV 131104584 – 5401282 FILE

CERTIFICATE OF FORMATION

OF

VISTA BEHAVIORAL HOSPITAL, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”), the undersigned, desiring to form a limited liability company, does hereby certify as follows:

1.	The name of the limited liability company is Vista Behavioral Hospital, LLC (the “Company”).

2.	The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the registered agent is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 18th day of September, 2013.

J. Stephen Quinn, Authorized Person